Exhibit 99.1

                Coach Reports First Quarter Earnings Per Share of
               $0.35; Up 59% and Ahead of Analysts' Expectations;
                           Increases Guidance for FY05

   NEW YORK--(BUSINESS WIRE)--Oct. 26, 2004--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of nearly 60% in earnings per diluted share to $0.35 for its first fiscal quarter ended October 2, 2004, up from $0.22 per diluted share a year ago. This substantial increase in earnings from the prior year's first quarter reflected a 33% gain in net sales combined with operating margin improvement.
   In the first quarter, net sales were $344 million, 33% higher than the $258 million reported in the same period of the prior year. Net income rose 60% to $68 million, or $0.35 per diluted share, compared with $42 million, or $0.22 per diluted share in the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.33 per share.
   Lew Frankfort, Chairman and Chief Executive Officer of Coach,
Inc., said, "Our exceptional results continue to be driven by both the vitality of the Coach brand and the enthusiastic consumer response to our product offerings across all major business units. We're confident that the strength of the Coach brand and our distinctive proposition, combined with our well-defined roadmap for growth, will enable Coach to continue to deliver excellent financial results over our planning horizon."
   During the quarter, gross profit rose 37% to $258 million from $188 million a year ago. Gross margin expanded by 230 basis points from 72.7% to 75.0% driven by channel mix, product mix and sourcing cost initiatives. SG&A expenses as a percentage of net sales declined 240 basis points to 42.6%, compared to the 45.0% reported in the year-ago quarter.
   First fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

   -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, rose 30% to $175 million from $134 million in the comparable period of the prior year. Comparable store sales for the quarter rose 15.1%, with retail stores up 16.8% and factory stores up 13.5%. It's worth noting that U.S. retail stores are about 80% more productive than they were just three years ago, given the successive first quarter comparable store sales increases of 21%, 29% and 17%, since FY03.

   -- Indirect sales increased 36% to $169 million from $124 million in the same period last year. Results were driven primarily by strong gains in international sales both in Japan and other international markets; while US department store sales were also robust. Sales in Japan increased by 30% in constant currency, fueled by new store openings, expansions and mid-single-digit sales gains in comparable retail locations.

   During the first quarter of fiscal 2005, the company opened five retail stores and five factory stores, bringing the total to 179 retail stores and 81 factory stores as of October 2, 2004. In addition, one retail store was relocated and expanded. In Japan, Coach opened four and expanded six retail locations, including establishing a flagship store in the city of Sapporo.
   Mr. Frankfort continued, "Our first quarter results were fueled by innovative transitional and fall introductions. Each of our monthly introductions was very well received, starting with new Vintage Signature and updated Soho offerings in July, the launch of the Chelsea group in August, and a fresh series of Hamptons styles in September. The success of our tiered merchandising strategy was also evidenced during the quarter, as new, more sophisticated silhouettes and limited edition styles sold extremely well at higher price points. For the holiday quarter, we introduced the Legacy Soft Duffle and Gallery tote groups earlier this month, which are enjoying broad consumer acceptance. All of these factors, in combination with the momentum which has continued into October throughout our major businesses, reinforce our confidence that we will have another very strong holiday season."
   "During this quarter, as planned, we will add at least six more retail stores in the U.S. before holiday, bringing the year-to-date total to 11 new retail stores, as well as completing five expansions. At the same time in Japan, Coach will open four new retail locations, including our first flagships in the cities of Osaka and Sendai, consistent with our strategy to emphasize underpenetrated markets."
   The company now estimates second fiscal quarter sales of at least $505 million, representing a year-over-year increase of at least 23%, and earnings per diluted share of at least $0.64, up at least 28%. For the fiscal year 2005 the company expects to generate sales of over $1.6 billion, an increase of at least 21% from prior year, and earnings per diluted share of at least $1.78, an increase of at least 31%.
   Coach will host a conference call to review these results at 8:00 a.m. (ET) today, October 26, 2004. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of this call will be available for five business days on the Coach website.
   Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

   This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.





                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -------------------------------------------
     For the Quarters Ended October 2, 2004 and September 27, 2003
     -------------------------------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                                                     QUARTER ENDED
                                                 ---------------------
                                                   October   September
                                                   2, 2004   27, 2003
                                                 ---------- ----------

Net sales                                         $344,065   $258,375
Cost of sales                                       85,891     70,466
                                                 ---------- ----------
Gross profit                                       258,174    187,909
Selling, general and administrative expense        146,739    116,284
                                                 ---------- ----------
Operating income                                   111,435     71,625
Interest income, net                                (2,510)      (405)
                                                 ---------- ----------
Income before income taxes and minority interest   113,945     72,030
Income taxes                                        43,299     27,008
Minority interest, net of tax                        2,921      2,693
                                                 ---------- ----------
Net income                                         $67,725    $42,329
                                                 ========== ==========

Net income per share
  Basic                                              $0.36      $0.23
                                                 ========== ==========
  Diluted                                            $0.35      $0.22
                                                 ========== ==========
Shares used in computing net income per share

  Basic                                            188,991    183,588
                                                 ========== ==========
  Diluted                                          194,746    190,959
                                                 ========== ==========


                              COACH, INC.
                              -----------
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
        At October 2, 2004, July 3, 2004 and September 27, 2003
        -------------------------------------------------------
                            (in thousands)
                            --------------


                                     October      July      September
                                     2,  2004    3, 2004    27, 2003
                                    ----------  ----------  ----------
                                   (unaudited)             (unaudited)
ASSETS

Cash, cash equivalents and short-
 term investments                  $  441,888  $  434,443  $  255,357
Receivables                            85,607      55,724      59,859
Inventories                           204,479     161,913     176,794
Other current assets                   63,890      53,536      37,431
                                    ----------  ----------  ----------

Total current assets                  795,864     705,616     529,441

Property and equipment, net           152,830     148,524     125,119
Long-term investments                 107,547     130,000           -
Other noncurrent assets                46,449      44,518      49,930
                                    ----------  ----------  ----------

Total assets                       $1,102,690  $1,028,658  $  704,490
                                    ==========  ==========  ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable                   $   60,469  $   44,771  $   41,537
Accrued liabilities                   161,272     135,353     108,240
Subsidiary credit facilities           23,099       1,699      28,233
Current portion of long-term debt         150         115         115
                                    ----------  ----------  ----------

Total current liabilities             244,990     181,938     178,125

Long-term debt                          3,270       3,420       3,420
Other liabilities                      21,240      20,816       5,027

Minority interest, net of tax          43,119      40,198      24,849

Stockholders' equity                  790,071     782,286     493,069
                                    ----------  ----------  ----------

Total liabilities and stockholders'
 equity                            $1,102,690  $1,028,658  $  704,490
                                    ==========  ==========  ==========




    CONTACT: Coach
             Andrea Shaw Resnick, 212-629-2618